Exhibit 10.25

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of this 6th day of January, 2016 to be effective January 5, 2016 (the “Effective Date”), by and between LSB Industries, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and Michael J. Foster, an individual (the “Executive”).

WHEREAS, the Company and the Executive desire to enter into this Agreement to set out the terms and conditions for the continuing employment relationship between the Executive and the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.Term.  The Company agrees to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to be so employed, for a term of three (3) years (the “Initial Term”) commencing as of the Effective Date.  On each anniversary of the Effective Date following the Initial Term, the term of this Agreement shall be automatically extended for successive one-year periods, provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least one hundred and eighty (180) days prior to any such anniversary date.  Notwithstanding the foregoing, the Executive’s employment hereunder may be earlier terminated in accordance with Section 9 hereof, subject to Section 10 hereof.  Terms used herein with initial capitalization not otherwise defined are defined in Section 25.  The period of time between the Effective Date and the termination of the Executive’s employment hereunder shall be referred to as the “Employment Period.”

2.Position and Duties.  During the Employment Period, the Executive shall serve as Senior Vice President, General Counsel and Secretary of the Company, shall report directly to the Company’s Chief Executive Officer.  In his capacity as Senior Vice President, General Counsel and Secretary, the Executive shall have the duties, responsibilities and authorities customarily associated with the position of Senior Vice President, General Counsel and Secretary in a company the size and nature of the Company.  The Executive shall devote the Executive’s reasonable best efforts and substantially all of the Executive’s business time to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Company and shall be subject to, and shall comply in all material respects with, the policies of the Company applicable to the Executive; provided that the Executive shall be entitled (i) to serve as a member of the board of directors of a reasonable number of other companies, subject to the advance approval of the Board, which approval shall not be unreasonably withheld, (ii) to serve on civic, charitable, educational, religious, public interest or public service boards, and (iii) to manage the Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere, as determined by the Board in good faith, with the performance of the Executive’s duties and responsibilities hereunder.

3.Place of Performance.  During the Employment Period, the Executive shall be based primarily at the Company’s offices in Oklahoma City, Oklahoma.

4.Compensation and Benefits; Equity Awards.

(a)Base Salary. During the Employment Period, the Company shall pay to the Executive a base salary (the “Base Salary”) at the rate of no less than $360,000 per calendar year, less applicable deductions. The Base Salary shall be reviewed for increase by the Board no less frequently than annually and shall be increased in the discretion of the Board and any such adjusted Base Salary shall constitute the “Base Salary” for purposes of this Agreement. The Base Salary shall be paid in substantially equal installments in accordance with the Company’s regular payroll procedures.

(b)Annual Bonus. During the Employment Period, the Executive shall be paid an annual cash performance bonus (an “Annual Bonus”) under the Company’s annual bonus plan (as in effect from time to time for senior executives) in respect of the 2016 fiscal year and each fiscal year that ends during the Employment Period, to the extent earned based on performance against performance criteria. The performance criteria for any particular fiscal year shall be determined by the Compensation Committee of the Board (the “Committee”), in good faith, after consultation with the Executive, no later than sixty (60) days after the commencement of the relevant bonus period. The Executive’s annual bonus opportunity shall be no less than 50% of the Executive’s Base Salary as of the beginning of the applicable performance period (the “Target Bonus”), if target levels of performance for that year are achieved, up to a maximum of 100% of the Executive’s Base Salary. The Executive’s Annual Bonus for a bonus period shall be determined by the Committee after the end of the applicable bonus period and shall be paid to the Executive when annual bonuses for that year are paid to other senior executives of the Company generally, but in no event later than March 15 of the year following the year to which such Annual Bonus relates.

(c)Equity Awards.  In each fiscal year during the Employment Period, the Executive shall be granted a number of shares of restricted stock under the Equity Incentive Plan with a value equal to not less than 100% of the Executive’s then current Base Salary, with such number of shares of restricted stock to be calculated based the Fair Market Value (as defined in the applicable plan) of a share of common stock on the date of grant (the “Annual Equity Award”).  For each fiscal year commencing during the Employment Period, the Company shall grant the Annual Equity Award on the applicable anniversary of the Effective Date (or the closest business day thereafter if such anniversary is a weekend).  The terms and conditions applicable to any Annual Equity Award shall be determined by the Committee in accordance with the Company’s applicable long-term incentive plan to the extent consistent with the terms of this Agreement and shall be no less favorable to the Executive than the terms applicable to any other senior executive of the Company.  Concurrent with the execution of this Agreement the Company shall grant to the Executive an award of 50,139 shares of restricted stock (“Sign-On Grant”).  The Sign-On Grant shall vest one-third (1/3) on each anniversary of the Effective Date such that it shall be fully vested on the third anniversary of the Effective Date.  Vesting of Annual Equity Awards shall occur one-third on each anniversary of the date of grant and any outstanding equity awards shall fully vest immediately prior to a Change in Control.  The Sign-On Grant shall be awarded pursuant to the form of equity grant attached hereto as Exhibit A.

(d)Vacation; Benefits.  During the Employment Period, the Executive shall be entitled to four (4) weeks of paid vacation per calendar year (as prorated for partial years) in accordance with the applicable policies of the Company, which shall be accrued and used in accordance with such policies.  During the Employment Period, the Executive shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided to the Executive hereunder.  The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.  The foregoing, however, shall not be construed to require the Company to establish any such plans or to prevent the modification or termination of such plans once established.

5.Expenses.  The Company shall reimburse the Executive promptly for all expenses reasonably incurred by the Executive in the performance of his duties in accordance with policies which may be adopted from time to time by the Company following presentation by the Executive of an itemized account, including reasonable substantiation, of such expenses.

6.Confidentiality and Non-Disclosure.  The Company and the Executive acknowledge and agree that during the Executive’s employment with the Company, the Executive will have access to and may assist in developing Confidential Information and will occupy a position of trust and confidence with respect to the affairs and business of the Company and the Company Affiliates. The Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Confidential Information and to protect the Company and the Company Affiliates against misuse of such information:

(a)Non-Disclosure.  After the Executive’s employment with the Company ends, the Executive will not use, disclose, copy or transfer any Confidential Information unless authorized in writing by the Company. Anything herein to the contrary notwithstanding, the provisions of this Section 6(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body

(including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information, provided that prior to any such disclosure the Executive shall provide the Company with reasonable notice of the requirements to disclose and an opportunity to object to such disclosure and the Executive shall cooperate with the Company in filing such objection; (ii) as to information that becomes  well known to the public  other than due to the Executive’s violation of this Section 6(a); or (iii) to the extent necessary in connection with any disputes between the parties with respect to the interpretation and/or enforcement of this Agreement and any other agreements between the parties.

(b)Materials. The Executive will use Confidential Information only for normal and customary use in the Company’s business, as determined reasonably and in good faith by the Executive. The Executive will return to the Company all Confidential Information and copies thereof and all other property of the Company or any Company Affiliate at any time upon the request of the Company and in any event promptly after the Executive’s employment ends. The Executive agrees to identify and return to the Company any copies of any Confidential Information after the Executive ceases to be employed by the Company. Anything to the contrary notwithstanding, nothing in this Section 6 shall prevent the Executive from retaining a home computer (provided all Confidential Information has been removed), papers and other materials of a personal nature, including diaries, calendars and Rolodexes, information relating to his compensation or relating to reimbursement of expenses, information that may be needed for tax purposes, and copies of plans, programs and agreements relating to his employment or termination thereof.

7.Non Solicitation/Non-Competition.

(a)During the Non-Compete Period, the Executive shall not (A) directly solicit any, person or other entity in soliciting any established customer for the purpose of a Competitive Enterprise providing and/or selling any products that are provided and/or sold by the Company or its subsidiaries to such established customer, or performing any services that are performed by the Company or its subsidiaries for such established customer, (B) interfere with or damage (or attempt to interfere with or damage) any relationship and/or agreement between the Company or its subsidiaries and any established customer;  or (C) directly or indirectly solicit any employee of the Company or the Company Affiliates with a view toward inducing any such employee to go to work for another person or third party or to cease or end their employment relationship.

(b)During the Non-Compete Period, the Executive shall not associate (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor, director or otherwise) with any Competitive Enterprise; provided, however, that Executive may own, as a passive investor, securities of any such entity that has outstanding publicly traded securities so long as his direct holdings in any such entity shall not in the aggregate constitute more than one percent (1%) of the voting power of such entity. The Executive acknowledges that this covenant has a unique, very substantial and immeasurable value to the Company, that the Executive has sufficient assets and skills to provide a livelihood for the Executive while such covenant remains in force and that, as a result of the foregoing, in the event that the Executive breaches such covenant, monetary damages would be an insufficient remedy for the Company and equitable enforcement of the covenant would be proper.

(c)If the restrictions contained in Section 7 shall be determined by any court of competent jurisdiction to be unenforceable, Section 7 shall be modified in order for it to be enforceable to maximum allowed by law.

(d)Conflicting Obligations and Rights. The Executive agrees to inform the Company of any apparent conflicts between the Executive’s work for the Company and any obligations the Executive may have to preserve the confidentiality of another’s proprietary information or related materials before using the same on the Company’s behalf. The Company shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.

(e)Enforcement. The Executive acknowledges that in the event of any breach of this Section 7, the business interests of the Company and the Company Affiliates will be irreparably injured, the full extent of the damages to the Company and the Company Affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Company and the Company Affiliates, and the Company will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which the Executive expressly waives. The Executive understands that the Company may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Company’s right to enforce any other requirements or provisions of this Agreement. The Executive agrees that each of the Executive’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement.

8.Cooperation.  Following any termination of employment, the Executive agrees to reasonably cooperate (taking into account his other business and personal commitments) with any investigation, suit or claim involving the Company and of which the Executive has knowledge, provided any such cooperation is not adverse to his legal interests.  The Company agrees to reimburse the Executive for any costs incurred by him in connection with such cooperation, including payment of separate counsel for the Executive if he reasonably determines such separate representation is warranted by the circumstances.

9.Termination of Employment.

(a)Permitted Terminations. The Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(i)Death.  The Executive’s employment hereunder shall terminate upon the Executive’s death.

(ii)By the Company.  The Company may terminate the Executive’s employment:

(A)Disability.  For Disability; or

(B)With or Without Cause.  For Cause or without Cause.

(iii)By the Executive.  The Executive may terminate his employment for any reason or for no reason by giving thirty (30) days advance Notice of Termination to the Company.

(b)Termination.  Any termination of the Executive’s employment by the Company or the Executive (other than because of the Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Termination of the Executive’s employment shall take effect on the Date of Termination.

(c)Effect of Termination.  Upon any termination of the Executive’s employment with the Company, and its subsidiaries, the Executive shall resign from, and shall be considered to have simultaneously resigned from, all positions with the Company and all of its subsidiaries.

10.Compensation Upon Termination.

(a)Death.  If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death pursuant to Section 9(a)(i), the Employment Period shall terminate without further notice or any action required by the Company or the Executive’s legal representatives. Upon the Executive’s death, the Company shall pay or provide to the Executive’s representative or estate (i) all Accrued Benefits, if any, to which the Executive is entitled, (ii) a lump sum payment of an amount equal to a pro rata portion (based upon the number of days the Executive was employed during the calendar year in which the Date of Termination occurs) of the Annual Bonus based on the achievement of the applicable performance criteria for the year in which Executive’s employment terminates, payable at the time set forth in Section 4(b) and (iii) the Executive’s outstanding equity awards shall vest pro-rata as of the Date of Termination based on the time the Executive was employed during the applicable three (3)-year vesting period.  Except as set forth herein, the Company shall have no further compensation obligations to the Executive (or the Executive’s legal representatives or estate) under this Agreement.

(b)Disability.  If the Company terminates the Executive’s employment during the Employment Period because of the Executive’s Disability pursuant to Section 9(a)(ii)(A), the Company shall pay to the Executive (i) all Accrued Benefits, if any, to which the Executive is entitled, (ii) a lump sum payment of an amount equal to a pro rata portion (based upon the number of days the Executive was employed during the calendar year in which the Date of Termination occurs) of the Annual Bonus based on the achievement of the applicable performance criteria for the year in which Executive’s employment terminates, payable at the time set forth in Section 4(b), and (iii) the Executive’s outstanding equity awards shall vest pro-rata as of the Date of Termination based on the time the Executive was employed during the applicable three (3)-year vesting period.  Except as set forth herein, the Company shall have no further compensation obligations to the Executive (or the Executive’s legal representatives) under this Agreement.

(c)Termination by the Company for Cause, or by the Executive without Good Reason.  If, during the Employment Period, the Company terminates the Executive’s employment for Cause pursuant to Section 9(a)(ii)(B), or the Executive terminates his employment without Good Reason, the Company shall pay to the Executive all Accrued Benefits, if any, to which the Executive is entitled. Except as set forth herein, the Company shall have no further compensation obligations to the Executive under this Agreement.

(d)Certain Terminations Prior to or After a Change in Control.  If, prior to the occurrence of a Change in Control, or after the twenty-four (24) month protection period in Section 10(e) has expired, the Company terminates the Executive’s employment during the Employment Period other than for Cause, death or Disability or if the Executive terminates his employment hereunder with Good Reason the Employment Period shall terminate upon the Date of Termination, (i) the Company shall pay or provide the Executive (or the Executive’s estate, if the Executive dies after such termination but before receiving such amount) (A) all Accrued Benefits, if any, to which the Executive is entitled; (B) a lump sum payment of an amount equal to a pro rata portion (based upon the number of days the Executive was employed during the calendar year in which the Date of Termination occurs) of the Annual Bonus based on the achievement of the applicable performance criteria for the year in which Executive’s employment terminates, payable as set forth in Section 4(b); and (C)  an amount equal to the product of (x) one (1) and (y) the sum of the Executive’s (I) Base Salary, and (II) Target Bonus, payable in a lump sum on the first payroll date following the execution (and non-revocation) of the general release of claims described in Section 10(g), subject to Section 10(h) and Section 24, (ii) all of the Executive’s outstanding equity awards shall fully vest as of the Date of Termination, and (iii) the Executive and his covered dependents shall be entitled to continued participation on the same terms and conditions as applicable immediately prior to the Executive’s Date of Termination for the eighteen (18) month period following the Date of Termination in such medical, dental, and hospitalization insurance coverage in which the Executive and his eligible dependents were participating immediately prior to the Date of Termination; provided the Company agrees to impute as taxable income to the Executive an amount equal to the full actuarial cost of such coverage, for each month during which such coverage is in effect for the Executive and/or his eligible dependents but only if and to the extent such imputation is required for the Executive to avoid being subject to tax under Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to any payment or reimbursement of expenses made to the Executive or for the Executive and/or any of his eligible dependent’s benefit under such health care coverage.

(e)Certain Terminations Following a Change in Control.  If, upon or within twenty-four (24) months following the date of consummation of a Change in Control, the Company terminates the Executive’s employment other than for Cause, Death or Disability or if the Executive terminates his employment hereunder with Good Reason the Employment Period shall terminate upon the Date of Termination, (i) the Company shall pay or provide the Executive (or the Executive’s estate, if the Executive dies after such termination but before receiving such amount) (A) all Accrued Benefits, if any, to which the Executive is entitled; (B) a lump sum payment of an amount equal to a pro rata portion (based upon the number of days the Executive was employed during the calendar year in which the Date of Termination occurs) of the Annual Bonus based on the achievement of the applicable performance criteria for the year in which Executive’s employment terminates, payable as set forth in Section 4(b); and (C)  an amount equal to the product of (x) two (2) and (y) the sum of the Executive’s (I) Base Salary, and (II) Target Bonus, payable in a lump sum on the first payroll date following the execution (and non-revocation) of the general release of claims described in Section 10(g), subject to Section 10(h) and Section 24, (ii) all of the

Executive’s outstanding equity awards shall fully vest as of the Date of Termination, and (iii) the Executive and his covered dependents shall be entitled to continued participation on the same terms and conditions as applicable immediately prior to the Executive’s Date of Termination for the eighteen (18) month period following the Date of Termination in such medical, dental, and hospitalization insurance coverage in which the Executive and his eligible dependents were participating immediately prior to the Date of Termination; provided the Company agrees to impute as taxable income to the Executive an amount equal to the full actuarial cost of such coverage, for each month during which such coverage is in effect for the Executive and/or his eligible dependents but only if and to the extent such imputation is required for the Executive to avoid being subject to tax under Section 105(h) of the Code, with respect to any payment or reimbursement of expenses made to the Executive or for the Executive and/or any of his eligible dependent’s benefit under such health care coverage.

(f)Termination of Employment Upon Expiration of the Term.  Upon a notice of non-renewal of the Employment Period by either the Company or the Executive pursuant to Section 1 hereof, the Executive’s employment shall terminate at the end of the Employment Period.  In addition, any notice of non-renewal of the Employment Period by the Company pursuant to Section 1 (assuming the Executive was willing and able to continue to be employed) shall be treated as a termination without Cause under this Agreement and the Executive shall be entitled to severance under the terms of either Sections 10(d) or 10(e) as applicable upon the termination of Executive’s employment at the end of the Employment Period.

(g)Release.  As a condition of receiving any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits, the Executive must execute and deliver to the Company and not revoke a general release of claims in favor of the Company in substantially the form attached on Exhibit B hereto. Such release must be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the Executive’s Date of Termination. The Company shall deliver to the Executive the appropriate form of release of claims for the Executive to execute within five (5) business days following the Date of Termination.

(h)Certain Payment Delays.  Notwithstanding anything to the contrary set forth herein, to the extent that the payment of any amount described in Sections 10(d) or (e) constitute “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 24 hereof), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.

(i)No Offset.  In the event of termination of his employment, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to him on account of any remuneration or benefits provided by any subsequent employment he may obtain. The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company or the Company Affiliates may have against the Executive for any reason.

(j)280G Payments.  In the event the Company determines in good faith that any payments, entitlements or benefits (whether made or provided pursuant to this Agreement or otherwise, including by the person or entity affecting a change in control) provided to the Executive constitute “parachute payments” within the meaning of Section 280G of the Code, and may be subject to an excise tax imposed pursuant to Section 4999 of the Code, then, if the Executive would be placed in a better after-tax position, the Executive’s “parachute payments” will be reduced to an amount determined by the Company in good faith to be the maximum amount that may be provided to the Executive without resulting in any portion of such “parachute payment” being subject to such excise tax. The payment reduction contemplated by the preceding sentence shall be implemented as follows: first, by reducing any payments to be made to the Executive under Section 10(d)(i)(B) and (C) or Section 10(e)(i)(B) and (C), as applicable; second, by reducing any other cash payments to be made to the Executive but only if the value of such cash payments is not greater than the parachute value of such payments; third, by cancelling the acceleration of vesting of any restricted stock or restricted stock unit awards solely with respect accelerated vesting upon a change in control such that such awards will continue to vest on their original schedules; fourth, by cancelling the acceleration of vesting of any stock options or stock appreciation rights solely with respect accelerated vesting upon a change in control such that such awards will continue to vest on their original schedules, fifth, by eliminating the

Company’s payment of the cost of any post-termination continuation of medical and dental benefits for the Executive and his eligible dependents and sixth, by reducing any equity awards.  In the case of the reductions to be made pursuant to each of the above-mentioned clauses, the payment and/or benefit amounts to be reduced and the acceleration of vesting to be cancelled shall be reduced or cancelled in the inverse order of their originally scheduled dates of payment or vesting, as applicable, and shall be so reduced (x) only to the extent that the payment and/or benefit otherwise to be paid or the vesting of the award that otherwise would be accelerated, would be treated as a “parachute payment” within the meaning of Section 280(G)(b)(2)(A) of the Code, (y) only to the extent necessary to achieved the required reduction hereunder and (z) all amounts that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).  Any determinations that are made pursuant to this Section 10(j) shall be made by a nationally recognized certified public accounting firm that shall be selected by the Company (and paid by the Company) prior to any transaction that is subject to Code Section 280G and reasonably acceptable to the Executive (the “Accountant”), which determination shall be certified by the Accountant and set forth in a certificate delivered to the Executive setting forth in reasonable detail the basis of the Accountant’s determinations.  In connection with this determination the Accountant shall value the non-compete and other restrictions on the Executive’s activities.

11.Indemnification.  The Executive shall be indemnified and held harmless by the Company during the Employment Period and following any termination of his employment for any reason whatsoever in the same manner as would any other key management employee of the Company with respect to acts or omissions occurring on or prior to the termination of employment of the Executive.  In addition, during the Employment Period and for a period of three (3) years following the termination of Executive’s employment for any reason whatsoever, the Executive shall be covered by a Company-held directors’ and officers’ liability insurance policy covering acts or omissions occurring on or prior to the termination of employment of the Executive.

12.Notices.  All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier addressed as follows:

If to the Company:
LSB Industries, Inc.
16 S Pennsylvania Ave.
Oklahoma City, OK 73107
Attention: Chief Executive Officer
If to the Executive:
His primary address last shown on the Company’s records.

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

13.Severability.  The invalidity or unenforceability of any one or more provisions of this Agreement, including, without limitation, Sections 6 or 7, shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

14.Survival.  It is the express intention and agreement of the parties hereto that the provisions of Sections 6, 7, 8, 10, 11, 12, 13, 15, 16, 17, 19, 20, 21, 23, 24 and 25 hereof and this Section 14 shall survive the termination of employment of the Executive or the termination or expiration of the Employment Period. In addition, all obligations of the Company to make payments hereunder shall survive any expiration of the Employment Period on the terms and conditions set forth herein.

15.Assignment.  The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Company or similar transaction involving the Company or a successor corporation. Unless provided by applicable law, the Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

16.Binding Effect.  Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

17.Amendment; Waiver.  This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

18.Headings.  Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

19.Governing Law.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Oklahoma (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).

20.Dispute Resolution/Waiver of Jury Trial.  Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Oklahoma or the United States District Court for the Western District of Oklahoma and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or the Executive’s employment by the Company or any Company Affiliate, or the termination of such employment, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Oklahoma, located in Oklahoma County, the United States District Court for the Western District of Oklahoma, and appellate courts having jurisdiction of appeals from any of the foregoing and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Oklahoma State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Executive or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Executive’s employment by the Company or any Company Affiliate, or the termination of such employment, or the Executive’s or the Company’s performance under, or the enforcement of, this Agreement, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Executive’s or the Company’s address as provided in Section 12 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Oklahoma.  In addition, if the Executive substantially prevails on any claim that is the matter of such dispute, the Company shall promptly reimburse the Executive for his legal fees.

21.Entire Agreement.  This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties or commitments except as set forth herein and supersedes and replaces all other agreements related to the subject matter hereof.  In the event there is a conflict between any provision of this Agreement and any other agreement, plan, policy or arrangement of the Company or any Company Affiliate, the provision most favorable to the Executive shall govern.

22.Counterparts.  This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

23.Withholding.  The Company may withhold from any benefit payment under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

24.Section 409A.

(a)The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) or an exemption therefrom and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with the Executive, reform such provision to attempt to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

(b)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 24(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d)For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, (i) the actual date of payment within the specified period shall be within the sole discretion of the Company and, (ii) if such payment qualifies as non-qualified deferred compensation under Section 409A and it can be paid in one of two calendar years, it shall be paid in the second calendar year.

(e)Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

25.Definitions.

(a)“Accrued Benefits” means (i) any unpaid Base Salary through the Date of Termination; (ii) any earned but unpaid Annual Bonus for a performance year that has ended on or prior to the Date of Termination; (iii) any accrued and unpaid vacation and/or sick days; (iv) any amounts or benefits owing to the Executive or to the Executive’s beneficiaries under the then applicable benefit plans of the Company (excluding any severance plan, program, agreement or arrangement); (v) any rights or entitlements under any other agreements between the Executive and the Company, including, without limitation, the Indemnification Agreements and any outstanding equity award agreements; and (vi) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination and which are reimbursable in accordance with Section 5 (including any gross-up payment required thereunder). Amounts payable under (A) clauses (i), (ii) and (iii) shall be paid promptly after the Date of Termination, (B) clause (iv) shall be paid in accordance with the terms and conditions of the applicable plan, program or arrangement; (C) clause (v) shall be treated in accordance with the applicable agreement; and (D) clause (vi) shall be paid in accordance with the terms of the applicable expense policy or Section 5, as applicable.

(b)“Cause” means (i) the Executive’s conviction of, or plea of nolo contendere to, a felony (other than for a traffic violation); (ii) the Executive’s continued failure to substantially perform the Executive’s material duties hereunder (other than due to a mental or physical impairment) after receipt of written notice from the Company that specifically identifies the manner in which the Executive has substantially failed to perform the Executive’s material duties and specifies the manner in which the Executive may substantially perform his material duties in the future; (iii) an act of fraud or gross or willful material misconduct by the Executive; or (iv) the Executive’s material breach of Sections 7(a) and 7(b). Anything herein to the contrary notwithstanding, the Executive shall not be terminated for “Cause” hereunder unless (A) written notice stating the basis for the termination is provided to the Executive, (B) as to clauses (ii) or (iv) of this paragraph, he fails to cure such neglect or conduct within thirty (30) days following receipt of such notice, (C) he has an opportunity (represented by counsel) to address a meeting of the Board, and (D) after such meeting (or if the Executive declines to meet), there is a 75% vote of the Board (not counting the Executive) to terminate his employment for Cause.

(c)“Change in Control” means:

(i)A “change in the ownership of the Company” which shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company as of the Effective Date; however, if any one person or more than one person acting as a group is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not be considered a “change in the ownership of the Company” (or to cause a “change in the effective control of the Company” within the meaning of paragraph (ii) below) and an increase of the effective percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph; provided, further, however, that for purposes of this paragraph (i), any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company shall not constitute a Change in Control.  This paragraph (i) applies only when there is a transfer of the stock of the Company (or issuance of stock) and stock in the Company remains outstanding after the transaction;

(ii)A “change in the effective control of the Company” which shall occur on the date that either (A) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, except for any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or (B) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of a “change in the effective control of the Company,” if any one person, or more than one person acting as a group, is considered to effectively control the Company within the meaning of this paragraph (ii) after the Effective Date, the acquisition of additional control of the Company by the same person or persons is not considered a “change in the effective control of the Company,” or to cause a “change in the ownership of the Company” within the meaning of paragraph (i) above; or

(iii)A “change in the ownership of a substantial portion of the Company’s assets” which shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) assets of the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company immediately prior to such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  Any transfer of assets to an entity that is controlled by the stockholders of the Company immediately after the transfer, as provided in guidance issued pursuant to Code Section 409A, shall not constitute a Change in Control.

For purposes of the definition of Change in Control, the provisions of Section 318(a) of the Code regarding the constructive ownership of stock will apply to determine stock ownership; provided, that, stock underlying unvested options (including options exercisable for stock that is not substantially vested) will not be treated as owned by the individual who holds the option.

(d)“Company Affiliate” means any entity controlled by, in control of, or under common control with, the Company.

(e)“Competitive Enterprise” means (i) a business enterprise that engages in nitrogen and climate control in competition with the Company or its subsidiaries (the “Company’s Business”) (a) in the United States of America, or (b) in any other country where the Company or its subsidiaries operates facilities or sells such products. Notwithstanding the foregoing, in the event a business enterprise (including, without limitation, any entity, or private equity or hedge fund) has one or more lines of business that do not involve the Company’s Business, the Executive shall be permitted to associate with such business enterprise if, and only if, the Executive does not participate in, or have supervisory authority with respect to, any line of business involving the Company’s Business.

(f)“Confidential Information” means all non-public information concerning trade secrets, know-how, software, developments, inventions, processes, technology, designs, financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing, and other non-public, proprietary, and confidential information of the Company or the Company Affiliates. Notwithstanding anything to the contrary contained herein, the general skills, knowledge and experience gained during the Executive’s employment with the Company, information publicly available or generally known within the industry or trade in which the Company competes and information or knowledge possessed by the Executive prior to his employment by the Company, shall not be considered Confidential Information.

(g)“Date of Termination” means (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s Disability pursuant to Section 9(a)(ii)(A), thirty (30) days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such thirty (30)-day period; (iii) if the Executive’s employment is terminated during the Employment Period by the Company pursuant to Section 9(a)(ii)(B) or by the Executive pursuant to Section 9(a)(iii), the date specified in the Notice of Termination consistent with this Agreement; or (v) if the Executive’s employment is terminated upon the expiration of the Employment Period pursuant to Section 1 , the last day of the Employment Period.

(h)“Disability” means the inability of the Executive to perform the Executive’s material duties hereunder due to a physical or mental injury, infirmity or incapacity, which is expected to exceed one hundred eighty (180) days (including weekends and holidays) in any three hundred sixty-five (365)-day period, as determined by the Executive’s treating physician in his or her reasonable discretion.

(i)“Good Reason” means (i) any material diminution in the Executive’s job duties, authorities or responsibilities; (ii) a reduction in the Executive’s Base Salary or Target Bonus as a percentage of Base Salary or the failure to grant any Annual Equity Award as required in Section 4(c); (iii) the failure of the Executive to report solely and directly to the Chief Executive Officer; (iv) the assignment of duties substantially inconsistent with the Executive’s status as Senior Vice President, General Counsel and Secretary – ; (v) a relocation of the Executive’s primary place of employment to a location more than fifty (50) miles from the current location of the Company’s offices in Oklahoma City, Oklahoma; (vi) any other material breach of this Agreement by the Company; or (vii) the failure of the Company to obtain the assumption in writing of its obligations under the Agreement by any successor to all or substantially all of the assets of the Company after a merger, consolidation, sale or similar transaction in which such Agreement is not assumed by operation of law.  In order to invoke a termination for Good Reason, (A) the Executive must provide written notice within ninety (90) days of the later of the occurrence, or the Executive’s knowledge, of any event of “Good Reason,” (B) the Company must fail to cure such event within thirty (30) days of the giving of such notice and (C) the Executive must provide a Notice of Termination within thirty (30) days following the expiration of the Company’s cure period.

(j)“Non-Compete Period” means the period commencing on the Effective Date and ending twenty four  (24) months after the Executive’s Date of Termination

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

LSB INDUSTRIES, INC.

/s/ Daniel D. Greenwell
By:
Name: Daniel D. Greenwell
Title: President, CEO

EXECUTIVE

/s/ Michael J. Foster
Michael J. Foster

Exhibit A

(Restricted Stock Award Agreement)

Exhibit B

(Form of Release)